Exhibit 10.1

EARN-OUT AGREEMENT

This Earn-Out Agreement is dated as of January 2, 2015 (this “Agreement”), by and among Sonus Networks, Inc., a Delaware corporation (the “Company”), the parties listed in Schedule A hereto and Karl F. May, as the Seller Representative (the “Seller Representative”).

WHEREAS, the Company, Treq Labs, Inc., a Delaware corporation (in its capacity as Seller under the Purchase Agreement, “Seller”), The Karl F. May 1999 Revocable Trust, a Massachusetts trust, and the Seller Representative, are parties to an Asset Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to sell, assign, transfer and deliver to the Company the Acquired Assets, and the Company has agreed to assume and pay, perform and discharge the Assumed Liabilities (the “Asset Purchase”);

WHEREAS, the Purchase Agreement provides that a portion of the consideration for the Asset Purchase is to be calculated and paid pursuant to this Agreement; and

WHEREAS, the Company, each Holder and the Seller Representative have each agreed that the determination and payment of the Earn-Out Consideration contemplated by the Purchase Agreement is to be made in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Capitalized Terms. All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Purchase Agreement.

SECTION 1.02.    Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

“Agreement” shall have the meaning assigned in the preamble.

“Allocation” shall mean the percentage allocated to each Holder in Schedule A.

“Asset Purchase” shall have the meaning assigned in the recitals.

“Base Consideration” shall have the meaning assigned in Section 2.01(a).

“Blackout Period” shall have the meaning assigned in Section 3.02.

“Business Revenue” shall have the meaning assigned in Section 2.01(b)(i).

“Carry-Over Revenue” shall have the meaning assigned in Section 2.01(b)(ii).

“Claims” shall have the meaning assigned in Section 3.05(a).

“Company” shall have the meaning assigned in the preamble.

“Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

“Earn-Out Consideration”  shall have the meaning assigned in Section 2.01(a).

“Earn-Out Dispute Date” shall have the meaning assigned in Section 2.01(c).

“Earn-Out Dispute Notice” shall have the meaning assigned in Section 2.01(c).

“Effective Period” shall have the meaning assigned in Section 3.03(a)(iii).

“Excess Earn-Out Shares” shall have the meaning assigned in Section 2.01(b)(iii).

“Excess Revenue Amount” shall have the meaning assigned in Section 2.01(b)(iv).

“Excess Revenue Percentage” shall have the meaning assigned in Section 2.01(b)(v).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Filing Deadline” shall have the meaning assigned in Section 3.01(a).

“Holder” shall mean each party listed on Schedule A which has executed and delivered a counterpart of this Agreement.

“Holder’s Counsel” shall have the meaning assigned in Section 3.03(a)(i).

“Look Back Consideration” shall have the meaning assigned in Section 2.01(b)(vi).

“Look Back Revenue” shall have the meaning assigned in Section 2.01(b)(vii).

“Measurement Period” shall have the meaning assigned in Section 2.01(b)(viii).

“Minimum Earn-Out Shares” shall have the meaning assigned in Section 2.01(b)(ix).

“NASDAQ” shall mean the NASDAQ Global Select Market.

“Neutral Accountant” means a nationally-recognized certified public accounting firm mutually agreed upon by the Company and the Seller Representative, it being agreed that any of the “big four” accounting firms, other than Deloitte & Touche LLP, shall be acceptable to the parties so long as such Person does not have an actual conflict of interest that would impair such Person’s ability to impartially determine any issue presented to it pursuant to this Agreement.  If the Company and the Seller Representative cannot agree on a nationally recognized certified public accounting firm to serve as the Neutral Accountant within ten (10) days after either Party notifies the other of its intent to submit such dispute to the Neutral Accountant, then the Neutral Accountant shall be selected by JAMS.

“Participating Holder” shall mean a Holder who has provided the Required Information prior to the Filing Deadline.

“Participating Shares” shall mean any Registrable Shares, the registered owner of which is a Participating Holder.

“Parties” shall mean the Company, the Holders and the Seller Representative, collectively, and each individually a “Party.”

“Payment Date” shall have the meaning assigned in Section 2.01(c).

“Purchase Agreement” shall have the meaning assigned in the recitals.

“Quarterly Report” shall have the meaning assigned in Section 2.01(d).

“register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration or document pursuant to the Securities Act.

“Registrable Shares” shall mean any outstanding shares of Company Common Stock issued by the Company as Earn-Out Consideration; provided that such securities shall cease to be Registrable Shares after they (x) have been distributed to the public pursuant to an offering registered under the Securities Act (including through an exchange or merger registered on Form S-4), (y) have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 of the regulations promulgated under the Securities Act (or any similar rule then in force) or (z) have ceased to be outstanding.

“Required Information” shall have the meaning assigned in Section 3.01(c).

“Revenue Threshold” shall have the meaning assigned in Section 2.01(b)(x).

“Right of Setoff” shall have the meaning assigned in Section 5.01.

“Rule 144” shall mean Rule 144 under the Securities Act (or any similar rule then in force).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Seller” shall have the meaning assigned in the recitals.

“Seller Representative” shall have the meaning assigned in the preamble.

“Shelf Registration Statement” shall mean a registration statement on Form S-3, or if the Company is not eligible to use Form S-3, a registration statement on Form S-1, in each case for an offering to be made pursuant to Rule 415 under the Securities Act.

ARTICLE II

EARN-OUT CONSIDERATION

SECTION 2.01.    Determination and Payment.  In further consideration for the transactions contemplated by this Agreement and the Purchase Agreement, each Holder may be entitled to receive its Allocation of the Earn-out Consideration, subject to the terms and conditions set forth below:

(a)           The Holders collectively shall be entitled to receive up to an aggregate maximum amount of 17,641,694 shares of the Company Common Stock (as may be reduced or adjusted pursuant to Section 2.03 and Section 2.04), as and to the extent set forth in this Agreement and subject to the terms and conditions hereof (the “Earn-Out Consideration”).  For each Measurement Period, the Holders collectively shall be deemed to have earned a portion of the Earn-Out Consideration equal to (A) if Business Revenue exceeds the applicable Revenue Threshold, the sum of (1) the Minimum Earn-Out Shares for the applicable Measurement Period plus (2) the product of the Excess Revenue Percentage multiplied by the Excess Earn-Out Shares, in each case for the applicable Measurement Period (the “Base Consideration”) and (B) any Look Back Consideration for such Measurement Period.  For the avoidance of doubt, (x) if Business Revenue does not exceed the applicable Revenue Threshold for any Measurement Period, neither the Minimum Earn-Out Shares nor the Excess Earn-Out Shares for such Measurement Period shall be earned, (y) any Minimum Earn-Out Shares or Excess Earn-Out Shares that remain unearned after determining the Earn-Out Consideration for the final Measurement Period shall be forfeited and (z) in no event shall the same Business Revenue be applied to the calculation of Earn-Out Consideration (as Base Consideration or Look Back Consideration) for more than one Measurement Period.  Example calculations of the Earn-Out Consideration are provided on Schedule B for informational purposes only.  For the avoidance of doubt, Schedule B shall not be deemed to modify any provision of this Agreement.

(b)           For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below:

(i)            “Business Revenue” means, for any Measurement Period and as determined in accordance with GAAP, the revenues resulting from the sale or licensing of any product or service that is an Acquired Asset that are recognized by the Company or an Affiliate of the Company during such Measurement Period.

(ii)           “Carry-Over Revenue” means, for any Measurement Period, an amount elected by the Seller Representative on behalf of the Holders that shall not exceed the amount, if any, by which Business Revenue in the immediately prior Measurement

Period exceeded the sum of the Revenue Threshold for such prior Measurement Period plus the Excess Revenue Amount for such prior Measurement Period; provided, however, that Carry-Over Revenue shall be $0 in any Measurement Period in which Business Revenue does not exceed the Revenue Threshold; provided further, that Carry-Over Revenue shall exclude any Look Back Revenue.

(iii)          “Excess Earn-Out Shares” means (1) with respect to the Measurement Period ending December 31, 2015, 882,085 shares of the Company Common Stock, (2) with respect to the Measurement Period ending December 31, 2016, 3,528,339 shares of the Company Common Stock and (3) with respect to the Measurement Period ending December 31, 2017, 6,615,635 shares of the Company Common Stock.

(iv)          “Excess Revenue Amount” means, with respect to each Measurement Period, the “Excess Revenue Amount” corresponding to such Measurement Period as set forth on Schedule C.

(v)           “Excess Revenue Percentage” means, for any Measurement Period, the quotient, expressed as a percentage, of (1) the lesser of (x) the Excess Revenue Amount and (y) the sum of Business Revenue (net of any Look Back Revenue credited to a prior Measurement Period) plus any Carry-Over Revenue minus the Revenue Threshold divided by (2) the Excess Revenue Amount.

(vi)          “Look Back Consideration” means, for any Measurement Period, the additional Minimum Earn-Out Shares and Excess Earn-Out Shares that would have been earned in the immediately prior Measurement Period (in excess of the Base Consideration calculated for such prior Measurement Period) if the Look Back Revenue for the applicable Measurement Period had been added to Business Revenue of the immediately prior Measurement Period for purposes of calculating the Base Consideration of such prior Measurement Period.

(vii)         “Look Back Revenue” means, for any Measurement Period, an amount of Business Revenue in excess of the Revenue Threshold for such Measurement Period that the Seller Representative elects, on behalf of the Holders, to apply to the calculation of the Look Back Consideration ; provided, however, that Look Back Revenue shall not exceed five million dollars ($5,000,000) in any Measurement Period.

(viii)        “Measurement Period” means each of the calendar years ending December 31, 2015, 2016 and 2017.

(ix)          “Minimum Earn-Out Shares” means (1) with respect to the Measurement Period ending December 31, 2015, 2,205,212 shares of the Company Common Stock, (2) with respect to the Measurement Period ending December 31, 2016, 2,205,212 shares of the Company Common Stock and (3) with respect to the Measurement Period ending December 31, 2017, 2,205,212 shares of the Company Common Stock.

(x)           “Revenue Threshold” means, with respect to each Measurement Period, the “Revenue Threshold” corresponding to such Measurement Period as set forth on Schedule C.

(c)           Within ninety (90) days following the end of each Measurement Period, the Company shall prepare and deliver to the Seller Representative a statement setting forth the Business Revenue for such Measurement Period and a calculation of the Earn-Out Consideration earned for such Measurement Period, together with a reasonably detailed list of the transactions generating the Business Revenue, as determined in accordance with this Agreement, allocated among the Holders in accordance with the Allocations.  The determination of the portion of the Earn-Out Consideration earned for any Measurement Period shall be final and binding on each Party on the thirtieth (30th) day after delivery to the Seller Representative of such determination for such Measurement Period unless the Company receives from the Seller Representative a written notice of objection on or prior to such date.  Such notice shall state in reasonable detail the item or items in dispute, and shall state the amount, if any, of any adjustment that should be made to the determination of the portion of the Earn-Out Consideration earned for such Measurement Period (an “Earn-Out Dispute Notice”).  In the event of a dispute regarding the determination of the portion of the Earn-Out Consideration earned for any Measurement Period, the Company and the Seller Representative shall each use commercially reasonable efforts to resolve any such objections and any such resolution shall be final and binding on all Parties.  If the Company and the Seller Representative do not resolve any such dispute within thirty (30) days after the Company’s receipt of the Earn-Out Dispute Notice for such Measurement Period (an “Earn-Out Dispute Date”), then either the Company or the Seller Representative may, within ten (10) business days after such Earn-out Dispute Date, submit any such unresolved dispute to the Neutral Accountant.  The Company and the Seller Representative shall direct the Neutral Accountant to resolve, within thirty (30) days following such submission, such remaining dispute, and such resolution shall be final and binding on all Parties.  If neither the Company nor the Seller Representative submits any such unresolved dispute to the Neutral Accountant within ten (10) business days after such Earn-Out Dispute Date, the portion of the Earn-Out Consideration earned for such Measurement Period, as determined by the Company, shall be final and binding on all Parties.  The Neutral Accountant, in undertaking the tasks to be performed by it as provided herein, shall act as an expert and not as an arbitrator and shall only consider items in dispute as set forth in the Earn-Out Dispute Notice.  The fees and expenses of the Neutral Accountant relating to a dispute pursuant to this Section 2.01(c) shall be borne solely by the Company if the Company is the non-prevailing Party or solely by the Indemnity Participants, jointly and severally, if the Seller Representative is the non-prevailing Party.  For purposes of the preceding sentence, the “non-prevailing Party” shall be the Party whose proposed calculation of the Earn-Out Consideration earned for the applicable Measurement Period submitted to the Neutral Accountant was further from the Earn-Out Consideration for such Measurement Period as finally determined.  The determination by the Neutral Accountant of the portion of the Earn-Out Consideration earned for any Measurement Period as set forth in a notice delivered by the Neutral Accountant to the Company and the Seller Representative shall be final and binding on all Parties.  The Neutral Accountant’s determination may be enforced through a court of competent jurisdiction, but the substance of the Neutral Accountant’s determination shall not be subject to review by a court of competent jurisdiction (or otherwise).  The Parties agree that the procedure set forth in this Section 2.01(c) for resolving disputes with respect to the Earn-Out Consideration earned for any Measurement Period shall (notwithstanding anything to the contrary contained in this Agreement) be the sole and exclusive method for resolving any such disputes.

(d)           Within forty-five (45) days of the end of each of the first three calendar quarters of a Measurement Period the Company shall provide the Seller Representative a report summarizing the Business Revenue, including a list of customer transactions (the “Quarterly Report”).  The Quarterly Report shall be for informational purposes only and shall not have any binding effect hereunder.  For the avoidance of doubt, the Quarterly Report shall not be used in, and need not be consistent with, the calculation of the Earn-Out Consideration under this Agreement.

(e)           The Company shall issue and deliver to each Holder their Allocation of the Earn-Out Consideration earned for each Measurement Period promptly following the date on which the determination of the Earn-Out Consideration earned for such Measurement Period becomes final and binding pursuant to Section 2.01(c) (each such date of issuance and delivery, a “Payment Date”).

SECTION 2.02.    Conduct of the Business.  Each Holder and the Seller Stockholder acknowledges that the Company is entitled to conduct the Business in a manner that is in the best interests of the shareholders of the Company and shall have the absolute right and sole and absolute discretion to operate and otherwise make decisions with respect to the conduct of the Business and to take or refrain from taking any action with respect thereto.  Each Holder and the Seller Stockholder acknowledges and agrees that the Company or an Affiliate of the Company currently offers, or may in the future offer, products or services that compete, either directly or indirectly, with the Business’s products and services and may make decisions with respect to such products and services that may adversely affect the Business’s products, services, sales, revenues (including Business Revenue), expenses, or other financial performance measures. Notwithstanding the foregoing, following the Closing and until the end of the last Measurement Period, the Company agrees that (i) it will not take any action intended for the purpose of frustrating the payment of Earn-out Consideration hereunder and (ii) it will use commercially reasonable efforts to staff the Business in accordance with the Business Plan.

SECTION 2.03.    Setoff Right.  The Company shall have the right, but not the obligation, to set off, in whole or in part, against any portion of the Earn-out Consideration (whether earned or unearned) in accordance with Section 5.6 of the Purchase Agreement.

SECTION 2.04.    Adjustments.  If the Company shall at any time (i) subdivide the outstanding Company Common Stock, (ii) issue a distribution in Company Common Stock on the outstanding shares of Company Common Stock, (iii) combine the outstanding shares of Company Common Stock into a lesser number of shares of Company Common Stock or (iv) otherwise make a capital adjustment including stock splits, stock contractions, stock dividends, reclassifications, exchanges and substitutions, any unpaid Earn-Out Consideration shall each be proportionately adjusted, concurrently with the effectiveness of such subdivision, distribution or combination, as the case may be.

ARTICLE III

REGISTRATION RIGHTS

SECTION 3.01.    Shelf Registration.

(a)           Filing.  Subject to the Company’s timely receipt of the Required Information, after the final determination pursuant to Section 2.01(c) of the Earn-Out Consideration for each Measurement Period for which Earn-Out Consideration is payable, the Company shall file under the Securities Act as soon as reasonably practicable, but no later than ten (10) business days after each Payment Date (the “Filing Deadline”), a Shelf Registration Statement relating to the offer and sale by the Participating Holders from time to time of all the Participating Shares in accordance with the methods of distribution set forth in the Shelf Registration Statement (which shall be limited to sales on NASDAQ through one or more broker-dealers). Subject to the Company’s timely receipt of the Required Information, the Company agrees to use commercially reasonable efforts to cause each Shelf Registration Statement to become or be declared effective by the SEC as promptly as practicable after the filing thereof. One Shelf Registration Statement after each Measurement Period for which Earn-Out Consideration is payable pursuant to Section 2.01(c), together with any post-effective amendments thereto, shall be the only registration statements required to be filed under this Agreement.

(b)           Continued Effectiveness.  Subject to the applicability of Blackout Periods, the Company shall use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Participating Holders so long as they hold Participating Shares.

(c)           Required Information.  Each Holder agrees to provide to the Company, prior to each Filing Deadline, but no earlier than the fifth business day following the applicable Payment Date, such written information (the “Required Information”) regarding itself, all Registrable Shares held by it, and the intended method of disposition of such Registrable Shares, as set forth on Schedule D.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3.01 with respect to any Registrable Shares held by any Holder (including filing or taking any action to cause to be effective a Shelf Registration Statement) that the Company shall have received the Required Information (with respect to such Holder, all Registrable Shares held by it, and the intended method of disposition of such Registrable Shares), it being understood that each Holder shall consult as appropriate with its own counsel and advisors at its own expense in connection with the completion of the Required Information.  For the avoidance of doubt, if any Holder fails to provide the Required Information (with respect to itself, all Registrable Shares held by it, and the intended method of disposition of such Registrable Shares) prior to the Filing Deadline for a Registration Statement, (i) such Holder shall not be a Participating Holder with respect to the such Registration Statement, (ii) such Holder’s Registrable Shares shall not be Participating Shares with respect to the such Registration Statement and (iii) the Company shall have no obligation to file or take any action to cause to be effective a Shelf Registration Statement with respect to any of such Holder’s Registrable Shares held as of the applicable Filing Deadline.

SECTION 3.02.    Blackout Period.  Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to postpone and delay, for a reasonable period of time, from time to time, but in no event more than once during any six (6) month period for up to sixty (60) days (a “Blackout Period”), the filing or effectiveness of any registration statement, and the offer or sale of Participating Shares thereunder to the extent the registration statement has been declared effective, if the Company shall determine, upon advice from legal counsel, that any such filing or the offering or sale of any Participating Shares thereunder would (a) have a material adverse effect on a bona fide and material business or financing transaction or (b) require disclosure of material non-public information that, if disclosed at such time, would be materially harmful to the Company or its stockholders; provided, however, that the Company shall give written notice to the Participating Holders of its determination to impose a Blackout Period as promptly as practicable and of its determination to lift a Blackout Period.  Upon notice by the Company to the Participating Holders of any such determination, each Participating Holder shall keep the fact of any such notice strictly confidential and, during any Blackout Period, promptly halt any offer, sale, trading or transfer by it of any Participating Shares pursuant to the Shelf Registration Statement for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering any Participating Shares for the duration of the Blackout Period  and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement.

SECTION 3.03.    Registration Procedures.

(a)           Without limiting the rights of the Company under Section 3.02, in connection with a registration statement prepared pursuant to Section 3.01 pursuant to which Participating Shares will be offered and sold, the Company shall use commercially reasonable efforts to:

(i)            furnish to the Participating Holders and, if any, any single legal  counsel designated by the majority of Participating Holders (“Holder’s Counsel”), draft copies of such registration statement or prospectus or any amendments or supplements thereto (but excluding all documents incorporated or deemed incorporated therein by reference) proposed to be filed at least three (3) calendar days prior to such filing;

(ii)           cause such registration statement to comply as to form in all material respects with the requirements of the applicable form;

(iii)          keep such registration statement effective until such time as all of the securities covered thereby cease to be Participating Shares (the “Effective Period”), to prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the prospectus as may be reasonably requested by the Participating Holders of a majority of the Participating Shares or by any Participating Holder (to the extent such request relates to information relating to or provided by such Participating Holder) or as may be necessary to maintain the effectiveness of such registration for the Effective Period and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;

(iv)          cause all Participating Shares covered by such registration statement to be listed on NASDAQ or on the principal securities exchange or interdealer quotation system on which Company Common Stock is then listed or quoted;

(v)           notify promptly the Participating Holders after becoming aware of any of the events described in sub-clauses (A) through (E) of this paragraph (v), to provide the Participating Holders copies of the relevant documentation (if requested), and in the case of sub-clauses (B) through (E), to provide the Participating Holders an opportunity to review and comment on the Company’s response thereto: (A) when such registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any United States state securities authority for amendments or supplements to such registration statement or the related prospectus or for additional information (other than comment letters relating to the  documents incorporated or deemed incorporated therein by reference), (C) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Participating Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) during the Effective Period, of the happening of any event or the existence of any fact which makes any statement in such registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in such registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi)          during the Effective Period, prevent, and otherwise obtain the withdrawal of, any stop order or other order enjoining or suspending the use or effectiveness of such registration statement or any post-effective amendment thereto or obtain the lifting of any suspension of the qualification of any of the Participating Shares for sale in any jurisdiction;

(vii)         deliver promptly to the Participating Holders, upon written request therefor, copies of all correspondence between the SEC and the Company, its counsel or auditors including any comment and response letters with respect to such registration statement (but excluding any comment and response letters relating to any documents incorporated or deemed incorporated by reference into such registration statement);

(viii)        provide and cause to be maintained a transfer agent and registrar for all Participating Shares covered by such registration statement not later than the effective date of such registration statement; and

(ix)          cooperate with the Participating Holders to facilitate the timely preparation and delivery of certificates representing the Participating Shares to be sold under such registration statement in a form eligible for deposit with the Depository Trust Company and not subject to any stop transfer order with any transfer agent (which certificates shall have any restrictive legends removed promptly following (A) such sale and (B) receipt by the Company of a “prospectus” letter from the broker and such other information as the Company may reasonably request with respect to such sale) and cause such Participating Shares to be issued in such denominations as instructed by the Participating Holders.

(b)           Nothing in this Agreement shall require the Company to (i) qualify to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to be so qualified, (ii) execute or file any general consent to service of process under the laws of any jurisdiction, (iii) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of Participating Shares covered by a registration statement prepared pursuant to Section 3.01 in any jurisdiction where it is not already subject to service of process, or (iv) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so.

(c)           In the event that the Company would be required, pursuant to Section 3.03(a)(v)(E), to notify the Participating Holders of the happening of any event specified therein, the Company shall as promptly as practicable, prepare and furnish to each such Participating Holder a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Participating Shares that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each Participating Holder agrees that, upon receipt of any notice from the Company pursuant to Section 3.03(a)(v)(E), it shall, and shall cause its sales or placement agent or agents for the Participating Shares to forthwith discontinue disposition of such Participating Shares pursuant to the Shelf Registration Statement until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Participating Shares as soon as practicable after each Participating Holder’s receipt of such notice.

(d)           Each Holder shall furnish to the Company in writing such information regarding such Holder and its intended method of distribution of the Participating Shares as the Company may from time to time reasonably request in writing, including to the extent that such information is required in order for the Company to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Participating Shares conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder.  Each Holder shall promptly notify the Company of any inaccuracy or change in information previously furnished by such Holder to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Participating Shares contains or would contain an untrue statement of a material fact or omits to state any material fact with respect to such Holder required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.04.    Registration Expenses.  The Company shall pay the fees and disbursements of the Company’s counsel and accountants in connection with any registration of any Participating Shares and all registration and filing fees and printing costs; provided that the Holders shall pay the fees and expenses of their own counsel and each Holder shall bear all agent fees and commissions and transfer and other taxes associated with the sale of Registrable Shares by such Holder.

SECTION 3.05.    Indemnification; Contribution.

(a)           The Company shall, and hereby agrees to, indemnify and hold harmless each Participating Holder and its partners, members, directors, officers, employees and controlling Persons, if any, in any offering or sale of the Participating Shares pursuant to a registration statement hereunder, against any losses, claims, damages (including reasonable attorney’s fees) or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified party may become subject (and the Company will pay to each such Participating Holder or other aforementioned person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any Claim as such expenses are incurred), insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, (ii)  any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in each case in light of the circumstances in which they were made, not misleading or (iii) any violation by the indemnifying party (or any of its agents or Affiliates, but excluding any Holder) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; provided that the Company shall not be liable to any such Participating Holder in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by any Holder for use therein, or by any Holder’s failure to furnish the Company, upon request, with the information with respect to such Holder, or such Holder’s intended method of distribution, that is the subject of the untrue statement or omission, or if any Holder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable prospectus (excluding any documents incorporated by reference therein) or of the applicable prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to the Participating Holders, and such prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement.

(b)           Each Holder, severally and not jointly, shall, and hereby agrees to, indemnify and hold harmless the Company, its directors, officers, employees and controlling Persons, if any, in any offering or sale of Participating Shares pursuant to a registration statement hereunder, or any other sale by a Holder of Company Common Stock issued as Earn-Out Consideration, against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) (A) an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case of (A) and (B) only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Holder with respect to such Holder expressly for use therein or (ii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

(c)           Any indemnification of a Claim pursuant to this Section 3.05 shall be determined in accordance with the procedures and restrictions of Article V of the Purchase Agreement as a claim under Section 5.1(b) or 5.2(b) of the Purchase Agreement, as applicable.  Any payments made to an indemnified party in respect of Claims pursuant to this Section 3.05 shall be treated as an adjustment to the Total Consideration for Tax purposes in accordance with Section 5.7 of the Purchase Agreement to the extent permitted by Law.

(d)           The Participating Holders and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 3.05(a) or Section 3.05(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  If, however, the allocation in the first sentence of this Section 3.05(d) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 3.05(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 3.05(d).  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 3.06.    Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Shares to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)           make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times that it is subject to the reporting requirements of the Exchange Act;

(b)           file with the SEC, in a timely manner, all reports and other documents required under the Securities Act and Exchange Act (at all times that it is subject to such reporting requirements);

(c)           so long as any party hereto owns any Registrable Shares, furnish to such Person forthwith upon written request (i) a written statement as to its compliance with the current information requirements of Rule 144 to the extent applicable and (ii) such reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(d)           so long as any party hereto owns any Registrable Shares, upon the receipt of such representation letters, certifications or other documents reasonably requested by the Company or its counsel confirming that such Registrable Shares are not subject to transfer restrictions under the Securities Act and the Exchange Act, furnish to the Company’s transfer agent, at the Company’s expense, any opinion of legal counsel required to permit the transfer of such Registrable Shares and to remove any restrictive legends thereon.

SECTION 3.07.    Grant of Registration Rights to Third Parties.  Nothing in this Agreement shall limit the Company’s ability to grant to any third party, in its sole and absolute discretion, rights with respect to the registration of any securities issued or to be issued by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.    Representations and Warranties by Holders.  Each Holder makes the following representations and warranties to the Company as of the date of this Agreement, solely as to itself:

(a)           If such Holder is not a natural person:  (1) such Holder is duly organized, validly existing and in good standing (tax and otherwise) under the Laws of the jurisdiction of its organization, (2) such Holder is duly authorized and qualified to do business in each jurisdiction in which the nature of such Holder’s business or the ownership or leasing of its properties requires such qualification, (3) such Holder is not in violation of, in conflict with, or in default under, its Charter Documents, and (4) there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.

(b)           Such Holder has full legal right, power and authority to execute, deliver and perform the Transaction Documents to which it is a party.  This Agreement is, and all other Transaction Documents to which such Holder is a party are, or when executed and delivered by such Holder, will be, (5) duly and validly authorized, executed and delivered by such Holder, and (6) the valid and binding obligations of such Holder, enforceable against it in accordance with their respective terms.

(c)           The execution, delivery and performance by such Holder of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, will not, with or without notice, lapse of time or both:  (i) if such Holder is not a natural person, conflict with or result in a breach or violation of the Charter Documents or any resolution of the Governing Body or stockholders or members (or comparable Persons) of such Holder; (ii) result in the creation or imposition of any Lien on, the Business or on any Acquired Asset; (iii) violate any Law to which such Holder is subject or bound or applicable to such Holder, except for any violation that would not adversely affect such Holder’s ability to perform such Holder’s obligations under this Agreement or any Transaction Document; or (iv) violate or constitute a breach of or default under any agreement to which such Holder is a party or by which it is bound, except for any violation, breach or default that would not adversely affect such Holder’s ability to perform such Holder’s obligations under this Agreement or any Transaction Document.

(d)           No broker or finder has acted for such Holder in connection with the Transaction Documents or the transactions contemplated thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Holder.  For the avoidance of doubt, it is understood and agreed that Pacific Core Partners LLC is acting as financial advisor to the Seller in connection with the Transaction Documents.

(e)           Except as contemplated under the Earn-Out Assignment, such Holder (i) is acquiring any Earn-Out Consideration payable to such Holder for its own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of all or any portion thereof, nor with any present intention of distributing or selling the same; (ii) has no present intention of selling, granting any participation in, or otherwise distributing any Earn-Out Consideration receivable by such Holder to any party; and (iii) has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the sale, transfer, grant of any participation in, or other distribution or disposition of with respect to any Earn-Out Consideration receivable by such Holder.

(f)            Such Holder has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to such Holder any and all written information which it has requested and have answered to such Holder’s satisfaction all inquiries made by such Holder; and such Holder has sufficient knowledge and experience in finance and business that such Holder is capable of evaluating the risks and merits of the investment in the Company and such Holder is able financially to bear the risks thereof.  Such Holder has not been presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with this Agreement and the transactions contemplated hereby.  Except for those representations and warranties set forth in this Agreement, such Holder is not relying on any representations or warranties made by the Company.

(g)           Such Holder understands that any Company Common Stock issued as Earn-Out Consideration has not been, and will not be, registered under the Securities Act, by reason of specific exemptions from the registration provisions of the Securities Act which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Holder’s representations as expressed in this Section 4.01.  Such Holder understands that any shares of Company Common Stock issued as Earn-Out Consideration are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these laws, the Holder must hold the such shares indefinitely unless they are registered with the SEC under the Securities Act and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Such Holder acknowledges that the Company has no obligation to register or qualify the Earn-Out Consideration for resale, other than as set forth in this Agreement.   Such Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Earn-Out Consideration, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation to, and may not be able to, satisfy.

(h)           All Company Common Stock certificates representing the Earn-Out Consideration will bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(i)            Such Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Such Holder has provided such information or documentation, if any, reasonably requested by the Company in connection with the Company’s verification of the Holder’s status as an accredited investor.  Such Holder has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

SECTION 4.02.    Representations and Warranties by the Company.  The Company makes the following representations and warranties to each Holder as of the date of this Agreement:

(a)           The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of the State of Delaware.  The Company has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b)           The Company has full legal right and all requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated thereby.  The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms.  This Agreement has been duly and validly executed and delivered by the Company, enforceable against it in accordance with its terms.

(c)           The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both:  (1) conflict with or result in a breach or violation of any Charter Documents or any resolution of the Governing Body or stockholders or members (or comparable Persons) of the Company; (2) require any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; or (3) violate any Law to which the Company or its properties, rights or assets are subject or bound.

ARTICLE V

CERTAIN AGREEMENTS BY HOLDER

SECTION 5.01.    Terms of Purchase Agreement; Setoff.  By executing this Agreement, each Holder hereby agrees to be bound by the terms of the Purchase Agreement as a Key Party and an Accredited Party, as applicable, to the extent set forth therein, including under Sections 1.2, 1.7, 4.5 and 4.6 and Article V.  In particular, Holder agrees to be bound by the indemnification obligations under Article V, and acknowledges that the Company has certain rights to withhold and to set off amounts owed to any Buyer Indemnified Party pursuant to the Transaction Documents, including indemnification obligations under Section 5.1 of the Purchase Agreement, in whole or in part, against consideration to be paid by the Company pursuant to this agreement (the “Right of Setoff”).  The Company’s obligations pursuant to this Agreement are expressly subject to the Company’s Right of Setoff.

SECTION 5.02.    Seller Representative.  Each Holder hereby designates the Seller Representative as its representative for the matters set forth in this Agreement and the Purchase Agreement and delegates all authority to the Seller Representative contemplated by this Agreement and the Purchase Agreement.  Each Holder and the Seller Representative acknowledge that the provisions of Section 1.7 of the Purchase Agreement shall govern their relationship under this Agreement mutatis mutandis.

ARTICLE VI

TERMINATION

SECTION 6.01.    Effectiveness.  The terms and conditions set forth in this Agreement shall become effective as of the Closing and, subject to Section 6.02 below, shall continue in effect and expire in accordance with their terms.  If for any reason the Purchase Agreement validly terminates without a Closing having occurred, then this Agreement shall be of no force or effect and there shall not be any liabilities of any kind hereunder.

SECTION 6.02.    Termination of Article III.  Notwithstanding anything to the contrary set forth in Section 6.01 above, Article III shall terminate on the date that all the shares of Company Common Stock issued as Earn-Out Consideration (and any outstanding shares or other securities issued by the Company directly or indirectly with respect to such shares by way of dividend, stock split, or distribution) have either ceased to be Registrable Shares or ceased to be held by the Holders.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01.    Article V and Sections 1.7, 4.5, 4.6, 6.2, 6.3, 7.2, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15  and 7.16 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis, as if such Article and such Sections were set forth in full herein.

SECTION 7.02.    Successors and Assigns.  This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties and shall be binding upon and shall inure to the benefit of the parties, and their respective successors and permitted assigns; provided that notwithstanding the foregoing, this Agreement may be assigned in accordance with the terms of the Earn-Out Assignment; provided further that the Company may assign any or all of its rights, obligations or liabilities hereunder to any of its affiliates or any purchaser of, or successor to, the Business, any part thereof or substantially all of the assets of the Company to which this Agreement relates so long as such assignee agrees in writing to be bound by this Agreement (converting any Earn-Out Consideration earned under this Agreement into the consideration received by the holder of an equivalent number of shares of Company Common Stock in such transaction, if applicable); provided further that the Company may assign any or all of its rights, obligations or Liabilities under this Agreement to any party that merges with or acquires all or substantially all of the stock of the Company.  Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

SECTION 7.03.    All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Company:	with a copy to:
Sonus Networks, Inc. 4 Technology Park Dr. Westford, MA 01886 Attn: General Counsel Telecopy: (978) 614-8913 Telephone: (978) 614-8100	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Jay E. Bothwick, Esq. Telecopy: (617) 526-5000 Telephone: (617) 526-6000
To Holder:	with a copy to:
Treq Labs, Inc. 440 N. Wolfe Road Sunnyvale, CA 94085 Attn: Karl F. May Telephone: (650) 454-7080

TCF Law Group, PLLC

21 Pleasant Street, Suite 233

Newburyport, MA 01950
Attn: Stephen J. Doyle, Esq.
Telephone: (508) 208-6865

and

Soloway Schwartz LLC

One Boston Place, Suite 2600

Boston, MA 02108

Attn: Robert G. Schwartz, Jr.

Telecopy: (617) 622-3422
Telephone: (978) 604-1060

The Company or any Holder may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  The Company or any Holder may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

*              *              *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SONUS NETWORKS, INC., as the Company

By:	/s/ Jeffrey M. Snider
Name: Jeffrey M. Snider Title: Senior Vice President

KARL F. MAY, in his capacity as the Seller Representative

By:	/s/ Karl F. May

[Signature Page to Earn-Out Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

TREQ LABS, INC.,
as Holder

By:	/s/ Karl F. May
Name: Karl F. May
Title: President

[Signature Page to Earn-Out Agreement]